UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                               SCHEDULE 14A
                              (Rule 14a-101)

         Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.       )

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                  Prudential Bancorp, Inc. of Pennsylvania
_____________________________________________________________________________
              (Name of Registrant as Specified In Its Charter)

_____________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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          [Prudential Bancorp, Inc. of Pennsylvania Letterhead]





                           January 12, 2007

Dear Fellow Shareholder:

     You recently received a letter from the Stilwell Group urging you to withhold your vote on the election of directors of Prudential Bancorp, Inc. of Pennsylvania.

     Mr. Stilwell would have you believe that we have not listened to his ideas and "offers of help" and "expertise" in managing our capital. He would also have you believe that management and directors only have their "self-interest" at heart. Don't be fooled by Joe Stilwell - he is a corporate raider with a long history. The Stilwell Group has previously taken positions exceeding 5.0% of the outstanding shares in eight other financial institutions. All but one of those eight institutions have ended up selling control. It should be clear that Stilwell is continuing his adversarial tactics against your company, Prudential Bancorp, in order to maximize his investor return.

This is Joe Stilwell's plan:

  1. Nominate him to the Board of Directors and, in turn, he will support approval of our stock benefit plans, or
  2. Repurchase 3,000,000 shares of Prudential Bancorp common stock (all while Stilwell remains a 9.0+ % shareholder) and, in turn, he will support approval of our stock benefit plans.

     We have carefully considered Stilwell's mass repurchase plan and have consulted with our financial advisors. We have determined that this plan would serve only to deplete our capital, reduce overall earnings and significantly impact our ability to serve our local communities. The total cost of his repurchase plan, at current market prices for our stock, would exceed $39 million. We discussed our analysis with Stilwell and, although he disagreed, he responded to us by letter as recently as September 13, 2006 "thanking" us for holding discussions. I ask you, does that sound like he has been "ignored"?

     We are committed to share repurchases that are fiscally responsible, but believe that the enormous amount of resources needed to execute Stilwell's plan would be greater utilized in the form of loans to our customers and the continued growth of our Bank's branch network. In addition, we believe that pursuing Stilwell's proposed strategy could be considered an unsafe and unsound practice by our banking regulators.

     Again, Stilwell's plan, which has been considered and discarded by your Board of Directors, has not changed - engage in excessive stock repurchases which would deplete our capital and benefit Joe Stilwell. His interests are clear, and we do not believe they are in the best interest of Prudential Bancorp or you.

     We have had meetings and conversations with Stilwell and his counsel on numerous occasions over the past 18 months. The reason we are no longer talking to Joe Stilwell is because he has chosen to sue us in U.S. District Court to challenge, among other things, our proposed stock option plan and restricted stock plan even though the implementation of those plans, as contemplated by Prudential Bancorp, has been authorized by the FDIC, the Federal Reserve Board and the Nasdaq Stock Market. The details of these plans have been fully disclosed to the public, are fully compliant with state and Federal banking regulations and policies, and are not "excessive" in any way. We now are spending inordinate amounts of management time and your company's financial resources responding to this litigation.

     As we stated clearly in connection with our reorganization, we chose the mutual holding company structure in order to be able to continue to serve the needs of all our constituents, not just our shareholders but also our customers and our community. We will continue to implement our strategic business plan which was discussed in our original prospectus for the initial public offering. Our plan is designed to build long-term shareholder value while continuing to serve the banking needs of our local communities. We are determined that Joe Stilwell's attempts at "greenmail" will not be successful. We also stand behind our record of achievements, including the following:

     *    A 13.1% increase in net income in fiscal 2006 over fiscal 2005;

     *    Growth of our net loan portfolio by 25.3% over fiscal 2005;

     * Repurchases of almost 500,000 shares of common stock since we went public;

     *    Dividends of $0.16 per share in fiscal 2006;

     * Receipt of regulatory approval to open a new Bank branch office in "Old City" Philadelphia; and

     * Maintaining asset quality with non-performing assets amounting to only 0.03% of total assets at September 30, 2006.

     We ask that you not be fooled by Joe Stilwell, and that you show your support by voting "FOR" election of the Board of Directors' nominees on the enclosed WHITE proxy card today. Your vote is important, no matter how many shares you own. If your shares are held by a broker, you may be able to vote by telephone or the Internet. Please follow the instructions of your broker.

                              Very truly yours,
                              /s/ Thomas A. Vento
                              Thomas A. Vento
                              President and Chief Executive Officer
Solicitation

     On January 5, 2007, Prudential Bancorp, Inc. of Pennsylvania filed a definitive proxy statement with the SEC and mailed it to Prudential Bancorp's shareholders, WE URGE INVESTORS TO READ THE PROXY STATEMENT ALONG WITH OUR ANNUAL REPORT ON FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT PRUDENTIAL BANCORP HAS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders are able to obtain a free copy of the proxy statement and other related documents filed by Prudential Bancorp at the SEC's website at www.sec.gov. Prudential Bancorp's proxy statement and other related documents may also be obtained from Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 1834 Oregon Avenue, Philadelphia, Pennsylvania 19145.

     LISTING OF PERSONS WHO MAY BE DEEMED "PARTICIPANTS" IN THE
SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN PRUDENTIAL BANCORP'S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 5, 2007, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

Forward-Looking Statements

     In addition to historical information, this letter contains forward-looking statements that are based upon Prudential Bancorp's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and therefore you should not place undue reliance on any forward-looking statements we make. We may not update any forward-looking statements we make today for future events or developments. Information about risks and uncertainties are described in our filings with the SEC, which are available on the SEC's website or our website or from our Chief Financial Officer.